- 27 -
P128751.1
                            GERMAN SECURITY AGREEMENT

                                   as between


                      ABN AMRO BANK N.V., AUSTRALIAN BRANCH
                             (hereinafter "Lender")


                                       and

                           DENTSPLY INTERNATIONAL INC.
                             (hereinafter "Debtor")

                                       and

                           DEGUSSA DENTAL GMBH & CO KG
                             (hereinafter "Degussa")

                                       and

                                  CERAMCO, INC.
                             (hereinafter "Ceramco")

                                       and

                              ELEPHANT DENTAL B.V.
                            (hereinafter "Elephant")

                                   dated as of
                              ______________, 2005

1.       Preamble

Whereas the Lender and the Debtor have entered into a certain Consignment Agreement as of today's date.

Whereas the Lender and the Debtor are also, among other parties, parties to a certain Intercreditor and Collateral Sharing Agreement;

Whereas pursuant to the Consignment Agreement the Lender has undertaken to consign and deliver certain volumes of Precious Metal (as such term is defined in the Consignment Agreement) to Debtor (hereinafter the "Lender Precious Metal") and whereas the Debtor is allowed to use such Lender Precious Metal in the ordinary course of its business and in particular to consign it to Degussa, Ceramco, and Elephant (hereinafter together referred to the "Dentsply Subsidiaries").

Whereas fulfilment by the Debtor of its obligations under the Consignment Agreement shall be secured, inter alia, by (i) a retention of title by the Lender of the Lender Precious Metal and (ii) an assignment by the Debtor to the Lender of certain receivables.

Whereas it is the Lender's intention to further reinforce this retention of title by way of this Security Agreement and whereas the Debtor is willing to enter into this Security Agreement;

Now, theretofore, for good and valid consideration the receipt of which is hereby acknowledged the parties hereto agree as follows:

2.       Retention of Title; Joint Ownership

2.1 Title to any Lender Precious Metal shall remain with and vested in the Lender until such time when all of the Obligations (as such term is defined in the Consignment Agreement) have been repaid by the Debtor (erweiterter Eigentumsvorbehalt).

2.2 In the event that the Lender Precious Metal shall be used by the Debtor in its ordinary course of business this retention of title shall continue in any endproduct in which the Precious Metal may have been integrated, transformed, processed or otherwise used (the "Endproduct"). The Lender and the Debtor in relation to such Endproduct shall be joint owners with each party having a portion of ownership equal to the value of the respective party's contribution to the Endproduct (verlangerter Eigentumsvorbehalt). The preceding sentence notwithstanding the Lender's portion of ownership in the Endproduct shall in no event be less than 74 per cent.

3.       Storage of Precious Metal

3.1 The Lender will deliver to the Debtor (at the Debtor's risk) the Lender Precious Metal to the Approved Location (as such term is defined in the Consignment Agreement) identified hereto in Annex 1.

3.2 If reasonably possible, the Debtor shall store the Lender Precious Metal within the Approved Location separately from any other Precious Metal stored in the Approved Location. The Debtor shall further insure that, as far as reasonably possible, in the event of an integration, transformation, processing or use of the Lender Precious Metal in or in the context of an Endproduct, the Debtor will use only the Lender Precious Metal to the exclusion of any other Precious Metal shall be used.

3.3 It is understood and agreed between the Lender and the Debtor that until such time as the Debtor has further sold or processed the Lender Precious Metal as set forth above the Lender shall continue to have full ownership rights in the Lender Precious Metal, subject only to the terms of the Consignment Agreement, this Agreement and any other documentation pertaining to the transaction described herein. In the event that the Lender Precious Metal cannot be distinguished from other Precious Metal stored in the Approved Location, if any, or that the Lender Precious Metal has been mingled before then the Lender shall, subject to the terms of the Intercreditor Agreement, be deemed to have an ownership interest corresponding to the Pro-Rata-Share (as such term is defined in the Intercreditor Agreement) in all of the Precious Metal stored in the Approved Location, regardless of such Precious Metal being Lender Precious Metal or other Precious Metal.

3.4 It is understood between the parties that nothing contained herein shall limit the Debtor in its use of the Lender Precious Metal in its ordinary course of business for the creation of an Endproduct.

4.       Authority to Use; Assignment of Receivables

4.1      The Lender hereby grants to the Debtor the authority pursuant to
         Section 185 para 1 of the German Civil Code (Burgerliches Gesetzbuch) to sell the Endproducts to third parties provided that (i) such sale occurs in the ordinary course of business, (ii) the buyer of the Endproduct has in the past paid its bills in full when due and (iii) the Debtor is not prohibited from assigning to the Lender any claims that the Debtor may have against the third party and relating to the Endproduct.

4.2 The Debtor hereby irrevocably assigns (Abtretung) to the Lender any and all rights or claims against third parties that it has or in the future may have from or in relation to any Endproduct (the "Assigned Rights"). Comprised in this assignment are, without limitation, claims for purchase price, damage claims or other statutory or contractual claims.

4.3 Upon repayment of the Obligations in full, the Lender undertakes to re-assign the Assigned Rights to the
         Debtor.

4.4 The Lender hereby grants to the Debtor the - revocable - authority to collect any amounts owed by third parties from the sale of the Endproducts until the earlier of (i) the revocation by the Lender of the authority granted herein or (ii) the occurrence of an Event of Default (as such term is defined in the Consignment Agreement).

5.       Dentsply Subsidiaries Consignment

5.1 It is understood that the Debtor will and is entitled to consign the Lender Precious Metal to the Dentsply Subsidiaries pursuant to that certain Subsidiary Consignment Agreement (as such term is defined in the Consignment Agreement). The Dentsply Subsidiaries in signing this present Security Agreement hereby agree to be bound by the terms hereof in relation to any and to undertake all obligations contained herein in relation to such Lender Precious Metal and the Lender hereby grants to the Dentsply Subsidiaries the rights granted to the Debtor hereunder in relation to such Lender Precious Metal as is consigned to the Dentsply Subsidiaries.

5.2 The consignment of the Lender Precious Metal to the Dentsply Subsidiaries shall in particular (i) not lead to a invalidation of the retention of title as provided herein in Sections 2.1 and 2.2 and (ii) any further disposal by the Dentsply Subsidiaries of the Lender Precious Metal assigned to it may only occur under the same conditions as apply to any such disposal by the Debtor pursuant to Sections 2.2,
         4.1 and 4.2 hereof.

6.       Governing Laws; Place of Jurisdiction

         This Security Agreement shall be governed by and interpreted in accordance with German law. Non-exclusive place of jurisdiction for the Lender and exclusive place of jurisdiction for the Debtor for any disputes arising out of or in relation to this Agreement is Munich, Germany. Furthermore, the Lender is granted the right to initiate legal proceedings or file for other legal protection or remedies, including injunctive relief, at the Debtor's or any of its Subsidiaries' principle place of business, as well as before any other court having a factual relation or connection to the security granted to Lender hereunder. The Debtor shall be required, upon the Lender's request, to nominate and irrevocably designate a person acceptable to the Lender and domiciled in Germany to act as the Debtor's non-exclusive recipient and process agent for all types of service within the framework of the legal proceedings.

7.       General Provisions

7.1 The Lender shall have the unrestricted right at any time or from time to time, with the Debtor's consent (such consent shall only be required provided that no Event of Default has occurred and is then continuing), which shall not be unreasonably withheld, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and Debtor agrees that it shall execute, or cause to be executed, such documents, including without limitations, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Lender shall deem necessary to effect the foregoing.

7.2 The Debtor shall not be entitled to assign any rights or obligations under this Security Agreement to any third party without the Lender's prior written consent.

7.3 All notices and other communications hereunder shall be in writing, except as otherwise provided in this Agreement; and shall be sent by any one of the following: certified mail, return receipt requested; overnight courier; confirmed telecopier: or by hand and shall addressed
         (i) if to the Debtor, to it at the Debtor's Address and (ii) if to the Lender, to it at the Lender's Address. Notices shall be deemed effective three (3) days after deposit in the mail, if sent by certified mail; the next Business Day, if sent by overnight courier; upon confirmation, if sent by confirmed telecopier; and upon delivery, if sent by hand. The address of any party hereto for such demands, notices and other communications may be changed by giving notice in writing at any time to the other party hereto

7.4 No modification or waiver of any provision of this Agreement, nor consent to any departure by the Debtor therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand, on the Debtor, in any case, shall entitle the Debtor to any other or future notice or demand in the same, similar or other circumstances.

7.5 Neither any failure or any delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any right, power or privilege

7.6 This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by the Debtor and Lender.

7.7 Should individual provisions of this Security Agreement be or become invalid and/or unenforceable, the remainder of the Agreement shall remain unaffected thereby. In this case, the invalid or unenforceable provision shall be re-interpreted in such a way or replaced by such a provision that most closely achieves the economic purpose intended by the invalid/unenforceable provision. The same applies in case of an ambiguity, mutual mistake, or a gap in the terms contained in this Agreement.

7.8. All capitalized terms used herein not otherwise defined herein shall have the meanings assigned by the Consignment Agreement.

                        The next page is a signature page

[Date/Place]________________
DENTSPLY INTERNATIONAL INC.



-----------------
For Debtor

[Date/Place]________________
DEGUSSA DENTAL GMBH


-----------------
For Degussa

[Date/Place]________________
CERAMCO, INC.


-----------------
For Ceramco

[Date/Place]________________
ELEPHANT DENTAL B.V.


-----------------
For Elephant


[Date/Place]________________
ABN AMRO BANK N.V., AUSTRALIAN BRANCH


-----------------
For Lender

                              CONSIGNMENT AGREEMENT


         CONSIGNMENT AGREEMENT, dated as of December 15, 2006, by and between ABN AMRO BANK N.V., AUSTRALIAN BRANCH, with offices at Level 5, ABN AMRO Tower, 88 Philip Street, Sydney, New South Wales 2000 (the "Consignor"), and DENTSPLY INTERNATIONAL INC., a Delaware corporation with its principal place of business at 570 West College Avenue, York, Pennsylvania 17405 (the "Company").

                                                 W I T N E S S E T H:
                                                 - - - - - - - - - -

         WHEREAS, the Company uses certain commodities in its business; and

         WHEREAS, the Consignor has agreed to consign such commodities to the Company on the terms and conditions and in reliance upon the representations and warranties of the Company hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       DEFINITIONS

When used herein, the terms set forth below shall be defined as follows:
1.1. "Approved Locations" means (a) the premises of the Company at the Company's Address; (b) the premises of the Company's Subsidiaries at the addresses set forth in Exhibit C attached hereto; and (c) such other locations of the Company's Subsidiaries as may be agreed upon from time to time in writing by FPM, on behalf of the Consignor and the Other Consignors; provided, however, FPM, on behalf of the Consignor and the Other Consignors, shall have the right to give written notice to the Company that a location, whether now or hereafter approved, is no longer an Approved Location.
1.2. "Authorized Representatives" means all person(s) who are authorized by and on behalf of the Company (a) to transact consignment and purchase and sale transactions with the Consignor under the Consignment Facility; and (b) to request that a consignment under the Consignment Facility be continued as such.
1.3. "Bank" means Bank of America, National Association, a national association and successor in interest to Fleet National Bank, a national banking association.
                           1.4. "Business Day" means a day on which commercial banks settle payments in (a) London, if the payment obligation is calculated by reference to any LIBOR Rate, or (b) New York, for all other payment obligations; an adjustment will be made if a date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day except as otherwise set forth herein. 1.5. "Collateral Assignment" means that certain Collateral Assignment of the Subsidiary Consignment Agreement dated December 20, 2001 by the Company in favor of FPM, as agent for Consignor and the Other Consignors, as amended from time to time, whereby the Company has collaterally assigned all its rights, title and interest in and to the Subsidiary Consignment Agreement to FPM, for the benefit of the Consignor and the Other Consignors, and which secure, inter alia, the payment and performance of the Obligations.
1.6.                       "Company" means Dentsply International Inc., a
                           Delaware corporation.

1.7. "Company's Address" means 570 West College Avenue, York, Pennsylvania USA 17405.
1.8. "Consigned Precious Metal" means Precious Metal which has been consigned to the Company by the Consignor pursuant to the Consignment Facility.

1.9. "Consignment Facility" means the facility under Paragraph 2 hereof whereby the Company may request consignments of Precious Metal. 1.10. "Consignment Facility Indebtedness" means the value (as determined in accordance with Paragraph 2.2 hereof) of Precious Metal on consignment to the Company under the Consignment Facility. 1.11. "Consignment Limit" means:
(a) Twenty-Two Million Dollars ($22,000,000); or (b) such limit as the Consignor and the Company may agree upon from time to time as evidenced by an amendment in substantially the form of Exhibit B attached hereto and made a part hereof or in such other form as the Consignor shall require, with a copy to FPM in any case; or
(c) such other limit as the Consignor may approve in its sole discretion.
1.12. "Consignment Period" means, with respect to the consignment of Precious Metal based upon a Fixed Consignment Fee, the period beginning on the Drawdown Date and ending on the day which numerically corresponds to such date one (1), two (2), three (3), six (6) or twelve (12) months (or such other period, if agreed to by the Consignor) thereafter (or, if such month has no numerically corresponding day, on the last London Banking Day of such month), as the Company may select in its relevant notice pursuant to Paragraph 2.4 or 2.5; provided, however, that, if such Consignment Period would otherwise end on a day which is not a London Banking Day, such Consignment Period shall end on the next following London Banking Day; provided, however, that if such next following London Banking Day is the first London Banking Day of a calendar month, such Consignment Period shall end on the next preceding London Banking Day.
1.13.                      "Consignor" means ABN AMRO Bank N.V., Australian
                           Branch.
1.14. "Consignor's Address" means Level 5, ABN AMRO Tower, 88 Philip Street, Sydney, New South Wales 2000. 1.15. "Credit Agreement" means that certain 364-Day Competitive Advance, Revolving Credit and Guaranty Agreement dated May 25, 2001 among the Company, the Guarantors (as defined therein), the Banks from time to time party thereto, ABN AMRO Bank N.V., as Administrative Agent for the Banks and arranger and bookrunner and Credit Suisse First Boston and Bank of Tokyo-Mitsubishi Trust Company, as Co-Syndication Agents, and First Union National Bank and Harris Trust and Savings Bank, as Co-Documentation Agents., as amended from time to time.
1.16. "Dentsply Subsidiaries" means Degussa Dental GmbH, a German limited liability company and successor-in-interest to Degussa Dental GmbH & Co KG, and wholly owned by the Company; Ceramco, Inc., a Delaware corporation and a wholly owned subsidiary of the Company; and Elephant Dental B.V., a corporation organized under the laws of The Netherlands and a wholly owned subsidiary of the Company.
1.17. "Drawdown Date" means, with respect the Consignment Facility, the date on which any consignment under the Consignment Facility is made or is to be made and the date on which any consignment under the Consignment Facility is continued in accordance with Paragraph
                           2.5 hereof.
1.18. "Event of Default" means each and every event specified in Paragraph 8.1 of this Agreement.

1.19.                      "FPM" means Fleet Precious Metals Inc., a Rhode
                           Island corporation.
1.20. "Financial Statements" means (a) the audited balance sheet of the Company as at December 31, 2004 and the statements of income and retained earnings of the Company for the year ended on such date prepared and certified by independent certified public accountants; and (b) a balance sheet of the Company as at June 30, 2005, and combined profit and loss and surplus statements of the Company for the period then ended, together with supporting schedules, prepared on a review basis by independent certified public accountants.
1.21.                      "Fiscal Year" means the year ending December 31.
                           1.22. "Fixed Consignment Fee" means a consignment fee calculated in accordance with the provisions of Paragraph 2.3(c) hereof. 1.23. "Fixed Rate Consignment" means the consignment of Precious Metal by the Consignor to the Company under the Consignment Facility which bears a Fixed Consignment Fee.

1.24. "Following Business Day Convention" shall mean that an adjustment will be made if any relevant date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.
1.25. "GAAP" means generally accepted accounting principles consistently applied.
1.26. "Intercreditor and Collateral Sharing Agreement" means that certain Intercreditor and Collateral Sharing Agreement entered into by the Consignor and the Other Consignors with respect to the Company, dated as of December 27, 2001, as the same may be amended from time to time, which Intercreditor and Collateral Sharing Agreement shall be satisfactory to the Consignor in all respects in its sole discretion.
1.27. "Inventory" means all inventory (as defined in Section 9-109(4) of the Uniform Commercial Code) goods, merchandise and other personal property, wherever located, now owned or hereafter acquired by the Company which are held for sale or lease, or furnished or to be furnished under any contract of service or are raw materials, work in process, supplies or materials used or consumed in the Company's business, and all products thereof, and substitutions, replacements, additions or accessions thereto, all cash or non-cash proceeds of all of the foregoing including insurance proceeds.
1.28. "Laws" means all applicable ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.
1.29. "Lenders" means all lenders who are or were parties to the Credit Agreement from time to time. 1.30. "London Banking Day" means any day on which commercial banks are open for international business (including dealings in dollar deposits) in London.
1.31. "Metals Report" means a Precious Metal report of the Company which shall identify Precious Metal by location and which shall identify all liabilities to third parties for toll or other third party Precious Metal by location and by third party and otherwise to be in form acceptable to the Consignor, certified by a financial officer of the Company.
1.32. "Obligations" means any and all indebtedness, obligations and liabilities of the Company to the Consignor of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising under this Agreement, including, without limitation, all indebtedness and obligations under the Consignment Facility extended to the Company hereunder; and all interest, taxes, fees, charges, expenses and attorneys' fees chargeable to the Company or incurred by the Consignor hereunder, or any other document or instrument delivered hereunder or as a supplement hereto.
1.33. "Other Consignors" means all suppliers, lenders, consignors or financial institutions who enter into consignment agreements with the Company pursuant to which such supplier, lender, consignor or financial institution agrees to consign Precious Metal to the Company and who become parties to the Intercreditor and Collateral Sharing Agreement.
1.34. "Other Consignment Agreements" means those certain Consignment Agreements or Consignment and Forward Contract Agreements entered into by and between the Other Consignors and the Company from time to time, as the same may be amended from time to time.
1.35. "Other Consignors' Precious Metal" means all Precious Metal consigned to the Company by the Other Consignors pursuant to the Other Consignment Agreements. 1.36. "Permitted Liens" means, so long as execution thereon has been stayed:

(a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business, which either are not yet due or are being contested in good faith by appropriate proceedings, and as to which the Company shall have set aside adequate reserves;

(b) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

(c) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

(d) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(e) Encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which materially impairs the use of such property by the Company or any Subsidiary in the operation of its business, and none of which is violated in any material respect by existing or proposed structures or land use; and

(f)                        Liens in favor of the Consignor and the Other
                           Consignors.

1.37. "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization. 1.38. "Precious Metal" means:
(a) gold bullion, having a minimum degree of fineness of ninety-nine and 50/100 percent (99.5%), or being of such quality and in such form the delivery of which would be (i) settlement conforming in all respects with the requirements of the London Bullion Market Association for "international good delivery," or
                           (ii) acceptable in internationally recognized terminal markets mutually acceptable to the Consignor and the Company; and
(b) silver bullion, having a minimum degree of fineness of ninety-nine and 90/100 percent (99.90%), or being of such quality and in such form the delivery of which would be (i) settlement conforming in all respects with the requirements of the London Bullion Market Association for "international good delivery," or (ii) acceptable in internationally recognized terminal markets mutually acceptable to the Consignor and the Company; and
(c) platinum plate, having a fineness of not less than ninety-nine and 95/100 percent (99.95%), or being of such quality and in such form the delivery of which would be (i) settlement conforming in all respects with the requirements of the London Platinum and Palladium Market for "international good delivery," or (ii) acceptable in internationally recognized terminal markets mutually acceptable to the Consignor and the Company; and
(d) palladium plate, having a fineness of not less than ninety-nine and 95/100 percent (99.95%), or being of such quality and in such form the delivery of which would be (i) settlement conforming in all respects with the requirements of the London Platinum and Palladium Market for "international good delivery," or (ii) acceptable in internationally recognized terminal markets mutually acceptable to the Consignor and the Company.
1.39. "Premises" means all real estate owned, used or leased by the Company or by any of the Company's Subsidiaries including, without limitation, the Dentsply Subsidiaries. 1.40. "Prime Rate" means the rate of interest designated by Bank from time to time as being its so-called "prime rate" of interest. The Prime Rate is a reference rate and does necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.
1.41. "Security Agreement" means the German Security Agreement dated on or about the date hereof of the Company in favor of the Consignor, as amended from time to time, which secures the payment and performance of the Obligations under German law.
1.42. "Subsidiary" means any corporation of which more than fifty (50%) percent of the outstanding voting securities shall, at the time of determination, be owned by the Company directly or indirectly through one or more Subsidiaries.
1.43. "Subsidiary Consignment Agreement" means that certain Consignment and Forward Contracts Agreement dated December 20, 2001, as amended from time to time, by and between the Company and the Dentsply Subsidiaries whereby the Company shall consign the Consigned Precious Metal and the Other Consignors' Precious Metal to the Dentsply Subsidiaries, and all agreements executed or delivered in connection therewith, and all security therefor.

         To the extent not defined in this Paragraph l, unless the context otherwise requires, accounting and financial terms used in this Agreement shall have the meanings attributed to them by GAAP, and all other terms contained in this Agreement shall have the meanings attributed to them by Article 9 of the Uniform Commercial Code in force in the State of New York, as of the date hereof to the extent the same are used or defined therein.


2. CONSIGNMENT FACILITY.

2.1. Precious Metal to be Consigned; Insurance; Title

(a) The Precious Metal to be consigned to the Company by the Consignor under Consignment Facility will consist of Precious Metal as defined herein. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE OF THIS PARAGRAPH 2.1(A), THE CONSIGNOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOODS CONSIGNED OR TO BE SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND THE CONSIGNOR HEREBY DISCLAIMS ALL SUCH WARRANTIES.
(b) The Consigned Precious Metal shall be consigned to the Company by the Consignor, in the Consignor's sole discretion, in amounts as requested by the Company from time to time, provided that no Event of Default has occurred and is then continuing. It is understood that at no time shall the Consignment Facility Indebtedness exceed the Consignment Limit.
(c) All deliveries requested by the Company of Consigned Precious Metal shall be made at the Company's expense and risk by a recognized reputable carrier of the Consignor's selection. Following the delivery of Consigned Precious Metal to the Company, or to such other location as may be agreed upon from time to time by the parties hereto, the Company shall insure the Consigned Precious Metal to its full value against all risks of loss and shall, as between the Consignor and the Company, accept all risk of loss until its return to the Consignor, as hereinafter provided. All such insurance policies shall provide at least thirty
(30) days' prior written notice to the Consignor of any cancellation or alteration thereof. At the Consignor's request, the Company will furnish the Consignor with the certificate of an insurance company reasonably satisfactory to the Consignor and a true and complete copy of all insurance policies evidencing the satisfaction of the Company's insurance obligations hereunder and the inclusion of FPM, as agent for Consignor and the Other Consignors, as an additional insured and loss payee under any applicable policy as its interest may appear; provided, however, that the Consignor shall be under no duty either to ascertain the existence of or to examine any such policy or certificate or to advise the Company in the event such policy shall not comply with the requirements hereof.
(d) Title to all Consigned Precious Metal shall remain in the Consignor until such Consigned Precious Metal is purchased and withdrawn from consignment by the Company, and Precious Metal shall for the purposes of this Agreement be deemed to be outstanding on consignment until it is paid for in full by the Company as provided in Paragraph 2.3(e) hereof, whereupon title to such purchased Precious Metal shall pass to the Company. The Company authorizes the Consignor to file such financing statements and other documents as may be reasonably requested by the Consignor to protect the Consignor's interests as a consignor and a secured party under the Uniform Commercial Code. (e) The Company shall pay all license fees, assessments and sales, use, excise, property and other taxes now or hereafter imposed by any governmental body or authority with respect to the possession, use, sale, transfer, consignment, delivery or ownership of the Consigned Precious Metal.
(f) The Consignor shall not be liable for any delay in delivery or for any inability to deliver Precious Metal hereunder directly or indirectly resulting from any unavailability or scarcity of precious metals, foreign or domestic embargoes, seizure, acts of God, insurrections, strikes, war, the adoption or enactment of any law, ordinance, regulation, ruling or order directly or indirectly interfering with the production, sale, consignment or delivery of Precious Metal hereunder, lack of transportation, fire, flood, explosions or other accidents, events or contingencies beyond the Consignor's reasonable control.
(g) The parties hereto hereby acknowledge, confirm and agree that the foregoing description of the form and manner in which Precious Metal will be consigned and delivered pursuant to this Agreement is intended to make clear that the Consignor is obligated to engage only in transactions involving Precious Metal in quantities and units which it customarily maintains in its regular inventory, but is not intended to limit such form and manner in the event that the Consignor shall agree separately to engage in other types of transactions. Without limiting the generality of the foregoing, Precious Metal in the possession or control of the Company, or Precious Metal held by a third party for the account of the Company, shall constitute Precious Metal consigned pursuant to this Agreement notwithstanding that (i) such Precious Metal is in alloyed form or is contained in raw materials, work-in-process, or finished goods, (ii) such Precious Metal was delivered to, or credited to the account of, the Company by a third party in exchange for or in consideration of Precious Metal delivered by the Consignor to such third party, (iii) such Precious Metal was sold by the Company to the Consignor and then consigned back to the Company pursuant to this Agreement, or (iv) such Precious Metal is demonstrably not the Precious Metal physically delivered by the Consignor.

2.2. Valuation

         For the purpose of this Agreement, the value of the Consigned Precious Metal shall be determined (a) on the basis of the London Bullion Brokers' second fixing price on the valuation date in the case of gold, platinum and palladium, and (b) on the basis of the London Bullion Brokers' fixing price, in the case of silver, or, in any case if no price is available for such date, then on the basis of said second fixing price or fixing price, as applicable, on the next previous day for which such price was available. In the event that the London Bullion Brokers shall discontinue or alter its usual practice of quoting a price for gold, platinum, palladium or silver, as applicable, on any day for which such a price is necessary for the purposes hereof, the Consignor shall so notify the Company and the Consignor shall at its option announce a substituted index or mechanism which shall thereupon become the method of valuation hereunder.
2.3. Payments by the Company. (a) During such time as Precious Metal is consigned (or is deemed to be consigned
                                    under this Agreement, in particular as set forth in Section 2.1(g)) to the Company hereunder and until the same is withdrawn from consignment and paid for in full by the Company as hereinafter provided, the Company will pay to the Consignor a fee computed daily on the value of such Consigned Precious Metal as hereinafter set forth. Consignment fees shall be accrued on a daily basis and shall be paid as follows:
(i) in the case of Fixed Rate Consignments having Consignment Periods of not more than ninety (90) days, consignment fees shall be paid on the last day of the Consignment Period with respect thereto; and
(ii) in the case of Fixed Rate Consignments having Consignment Periods in excess of ninety (90) days, consignment fees shall be paid quarterly and on the last day of the Consignment Period with respect thereto, not later than the fifth Business Day following the receipt of billing.

Notwithstanding the foregoing, consignment fees may be payable more frequently if agreed upon by the Consignor and the Company. (b) The Company shall pay a Fixed Consignment Fee with respect to each consignment of Precious Metal under the Consignment Facility, subject to the terms and conditions hereinafter set forth. (c) Each Fixed Consignment Fee shall be calculated by the Consignor for a certain specific quantity and form of Precious Metal consigned to the Company for a certain specific Consignment Period. The quantity and form of Precious Metal, and the Consignment Period shall be selected by the Company and consented to by the Consignor. Once the specific quantity and form of Precious Metal and the specific Consignment Period have been selected and consented to by the Consignor and the consignment fee determined, such selections shall be irrevocable and binding on the Company and shall obligate the Company to accept the consignment requested the Consignor in the amount, in the form and for the Consignment Period specified.
(d) At such time as the Company shall request the consignment and delivery of Precious Metal under the Consignment Facility, it shall become obligated to pay to the Consignor a market premium per troy ounce announced by the Consignor at the time of such consignment. Such payment is to be made within five (5) Business Days of the Company's receipt of the monthly invoice.
(e) At such time as the Company shall purchase and withdraw Consigned Precious Metal from consignment under the Consignment Facility, it shall become obligated to (i) pay to the Consignor (x) a purchase price computed in accordance with Paragraph 2.2 hereof if such purchase is effected by the Company (and the Company has notified the Consignor) prior to 2:30 P.M., London Time, on any London Banking Day, plus any applicable premium, or
                                    (y) such other purchase price as shall be mutually agreed upon by the Consignor and the Company, or (ii) deliver Precious Metal to the Consignor's unallocated accounts, loco London, in the case of gold and silver, and loco Zurich, in the case of platinum and palladium, in an amount equal to the Precious Metal purchased. All payments of purchase price for Consigned Precious Metal or deliveries of Precious Metal are to be made within two (2) London Banking Days, provided, however, title to such Consigned Precious Metal shall not pass until the payment of such purchase price. Consigned Precious Metal shall be deemed to have been purchased and withdrawn from consignment, and payment of the purchase price shall become due, at the earlier of (i) such time as the Company shall notify the Consignor, it elects to purchase such Consigned Precious Metal, (ii) such time as the Company sells such Consigned Precious Metal in the ordinary course of its business,
                                    (iii) the Company has not returned any
                                    Consigned Precious Metal when due, or (iv) the Company otherwise loses possession or control over the Consigned Precious Metal for reasons within the Company's reasonable control, including but not limited to knowingly or unknowingly passing on the Consigned Precious Metal to a third party.
2.4.                                Requests for Consignments under the
                                    Consignment Facility.

(a) The Company shall give to the Consignor telephonic notice or notice sent by telecopier from an Authorized Representative of the Company (confirmed in writing by the Consignor) of each request for a consignment under the Consignment Facility. Each such notice shall be irrevocable and binding on the Company and shall obligate the Company to accept the consignment requested from the Consignor.

(b) Requests for any Fixed Rate Consignments shall be furnished by an Authorized Representative of the Company to the Consignor by 12:00 noon (New York time) two
                                    (2) London Banking Days prior to the
                                    proposed Drawdown Date. Each such notice shall specify (i) the amount and type of Precious Metal requested, (ii) the proposed Drawdown Date of such consignment, and (iii) the Consignment Period for such consignment.
(c) Requests for, and repayments of, Fixed Rate Consignments shall be for not less than:
(i) Four Thousand (4,000) fine troy ounces or integral multiples of One Hundred (100) fine troy ounces in excess thereof, in the case of gold;
(ii) Fifty Thousand (50,000) fine troy ounces or integral multiples of Five Hundred (500) fine troy ounces in excess thereof, in the case of silver;
(iii) One Thousand (1,000) fine troy ounces or integral multiples of Fifty (50) fine troy ounces in excess thereof, in the case of platinum;
(iv) One Thousand (1,000) fine troy ounces or integral multiples of One Hundred
(100) fine troy ounces in excess
                                    thereof, in the case of palladium.
2.5. Rollover Option.

         Any Fixed Rate Consignments may be continued as such upon the expiration of a Consignment Period with respect thereto by an Authorized Representative of the Company giving to the Consignor telephonic notice (confirmed in writing by the Consignor) of the Company's decision to continue an outstanding consignment as such. In the event that the Company does not notify the Consignor of its election hereunder with respect to any consignment by 12:00 noon (New York time) two (2) London Banking Days prior to the expiration of the Consignment Period, such consignment shall be become due and payable on the last day of the Consignment Period with respect thereto. 2.6. Inability to Determine Fixed Consignment Fee.

         In the event, prior to the commencement of any Consignment Period relating to any Fixed Rate Consignment, the Consignor shall determine in good faith that adequate and reasonable methods do not exist for ascertaining the Fixed Consignment Fee that would otherwise determine the rate of interest to be applicable to any Fixed Rate Consignment during any Consignment Period, the Consignor shall forthwith give notice of such determination (which shall be conclusive and binding on the Company) to the Company. In such event, (a) any request for a Fixed Rate Consignment shall be automatically withdrawn, (b) each Fixed Rate Consignment will automatically, on the last day of the then current Consignment Period thereof, become due and payable, and (c) the obligations of the Consignor to make Fixed Rate Consignments shall be suspended until the Consignor determines that the circumstances giving rise to such suspension no longer exist, whereupon the Consignor shall so notify the Company. 2.7. Illegality.

         Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the reasonable interpretation or application thereof shall make it unlawful for the Consignor to make or maintain Fixed Rate Consignments, the Consignor shall forthwith give notice of such circumstances to the Company and thereupon (a) the agreement of the Consignor to make Fixed Rate Consignments shall forthwith be suspended, and (b) the Fixed Rate Consignments then outstanding shall become due and payable on the last day of each Consignment Period applicable to such Fixed Rate Consignments or within such earlier period as may be required by law. The Company shall promptly pay the Consignor any additional amounts necessary to compensate the Consignor for any costs incurred by the Consignor in making any conversion in accordance with this Paragraph, including any interest or fees payable by the Consignor to lenders of funds obtained by it in order to make or maintain its Fixed Rate Consignments hereunder.
2.8. Indemnity.

         The Company shall indemnify the Consignor and hold the Consignor harmless from and against any loss, cost or expense (including reasonable loss of anticipated profits) that the Consignor may sustain or incur as a consequence of (a) default by the Company in payment of any Fixed Rate Consignments as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Consigned Precious Metal or the acceleration of the Consignment Facility Indebtedness pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by the Consignor to lenders of funds obtained by it in order to maintain its Fixed Rate Consignments; (b) default by the Company in taking a consignment or conversion after the Company has given (or is deemed to have given) its request therefor; and (c) the purchase of Consigned Precious Metal bearing a Fixed Consignment Fee on a day that is not the last day of the applicable Consignment Period with respect thereto, including interest or fees payable by the Consignor to lenders of funds obtained by it in order to maintain any such consignments.
2.9. Use of Proceeds.

         No portion of the proceeds of the Consignment Facility shall be used, in whole or in part, for the purpose of purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

2.10. True Consignment; Grant of Security Interest
(a) The parties hereto intend that this Agreement shall provide for a true consignment and that all transactions hereunder shall constitute true consignments of the Precious Metal. (b) To secure the prompt and punctual payment and performance of all indebtedness, obligations and liabilities of the Company to the Consignor under this Consignment Facility, whether now existing or hereafter incurred, the Company hereby grants to the Consignor a continuing security interest in (i) the Consigned Precious Metal, whether now existing or hereafter arising, (ii) all Inventory of the Company which contains Consigned Precious Metal, whether now existing or hereafter arising, and (iii) all proceeds and products of the foregoing to the extent that the Consignor has not received payment with respect to the Consigned Precious Metal content thereof in accordance with the terms hereof. Nothing contained in the foregoing grant is intended to conflict with the true consignment nature of this Agreement. 2.11. Maintenance of Consignment Limit If the Consignment Facility Indebtedness any time exceeds the Consignment Limit, the Company will promptly, without further notice or demand by the Consignor, either (a) make payment to the Consignor, as provided in Paragraph 2.3(e) hereof, for Consigned Precious Metal having an aggregate value sufficient to result in Consignment Facility Indebtedness being not more than the Consignment Limit, or (b) deliver to the Consignor, either physically at the Consignor's vault at J P Morgan Chase Bank, 60 Victoria Embankment London C4YOBX or to the Consignor's unallocated accounts, loco London, in the case of gold and silver, and loco Zurich, in the case of platinum and palladium, sufficient Consigned Precious Metal to achieve the result referred to in the preceding clause (a). Any physical return of Consigned Precious Metal to the Consignor's vault in at J P Morgan Chase Bank, 60 Victoria Embankment London C4YOBX shall be at the Company's expense and risk and shall only be credited to the Company's account upon the Consignor's assaying the value thereof.
2.12. Termination; Return of Precious Metal
(a) This Agreement is not a commitment of the Consignor to consign Precious Metals or otherwise extend credit to the Company. The Consignor may terminate this Consignment Facility by giving forty-five (45) days' prior written notice of such termination to the Company. Upon giving of such notice, the Consignor may, at its option, suspend or terminate the consignment or delivery of Precious Metal hereunder. ALL SUMS OUTSTANDING UNDER THIS CONSIGNMENT FACILITY WILL BE DUE AND PAYABLE UPON THE EARLIER OF (I) THE OCCURRENCE OF AN EVENT OF DEFAULT AND ACCELERATION OF THE OBLIGATIONS BY THE CONSIGNOR, OR (II) FORTY-FIVE (45) DAYS AFTER RECEIPT OF WRITTEN NOTICE FROM THE CONSIGNOR HEREUNDER. (b) The Company may terminate this Consignment Facility by giving five (5) days' prior written notice of such termination to the Consignor. Upon receipt of such notice, the Consignor shall suspend and terminate to the consignment or delivery Precious Metal hereunder. ALL SUMS OUTSTANDING UNDER THIS CONSIGNMENT FACILITY WILL BE DUE AND PAYABLE FIVE (5) DAYS AFTER RECEIPT OF WRITTEN NOTICE FROM THE COMPANY HEREUNDER. (c) Termination of this Consignment Facility shall not affect the Company's duty to pay and perform its obligations to the Consignor hereunder in full. Notwithstanding termination, until all Consignment Facility Indebtedness has been fully satisfied, the Consignor shall retain all security interests granted to it and, except for those specific covenants and conditions dealing with the making of consignments, all terms and conditions of this Agreement shall remain in full force and effect.
(d) Upon termination of this Agreement for any reason the Company shall within twenty-four (24) hours following such effective date of termination (i) pay to the Consignor (x) a purchase price computed in accordance with Paragraph 2.2 hereof, plus any applicable premium, or (y) such other purchase price as shall be mutually agreed upon by the Consignor and the Company; (ii) deliver Precious Metal to the Consignor's unallocated accounts, loco London, in the case of gold and silver, and loco Zurich, in the case of platinum and palladium, in an amount equal to the Consignment Facility Indebtedness; or (iii) deliver to the Consignor at the Consignor's vault at J P Morgan Chase Bank, 60 Victoria Embankment London EC4YOBX, any Precious Metal theretofore consigned to but not purchased and paid for in full by the Company. Any physical return of Consigned Precious Metal to the Consignor's vault at J P Morgan Chase Bank, 60 Victoria Embankment London EC4YOBX shall be at the Company's expense and risk and shall only be credited to the Company's account upon the Consignor's assaying the value thereof. (e) Notwithstanding the provisions of Paragraph 2.12(d) hereof, in the event that the Consignment Facility is terminated as a result of the Consignor giving forty-five (45) days written notice of termination to the Company as set forth in Paragraph 2.12(a) hereof, the Consignor, at its option and in its sole discretion, may agree not to accelerate the Fixed Rate Consignments and may permit the Consigned Precious Metal which is the subject of such Fixed Rate Consignments to be paid on the last day of the Consignment Period with respect thereto in accordance with their respective terms and with the consignment fees with respect thereto to be payable in accordance with Paragraph 2.3(a) hereof.

3. AUTHORIZED REPRESENTATIVES.

         The Company shall deliver to the Consignor a certificate or letter certifying to the Consignor the name(s) of all Authorized Representatives, in the form attached hereto as Exhibit A. The Consignor may conclusively rely on such certificate or letter until it shall receive a further certificate from the Company in form acceptable to the Consignor canceling or amending the prior list of Authorized Representatives. Any person identifying himself or herself as an Authorized Representative of the Company shall have the right to effect transactions under this Agreement. The Consignor shall have no responsibility or obligation to ascertain whether the person is in fact the Authorized Representative of the Company which he or she claims to be or is, in fact, authorized to effect the transaction. At its option, the Consignor may verify any telephonic or telegraphic request for transaction by calling an Authorized Representative, and where more than one Authorized Representative is so authorized, by calling an Authorized Representative or other individual other than the caller or the individual initiating the transaction. The Company authorizes the Consignor at its option to record electronically all telephonic requests for transactions that the Consignor may receive from the Company or any other person purporting to act on behalf of the Company.

4.                                  CONDITIONS.

4.1.                                Conditions to the Consignor's Obligation to
                                    Consign Precious Metal.
(a) As a precondition to the Consignor's consigning Precious Metal (but with the Consignor retaining full discretion as to whether to consign Precious Metal from time to time):

(i) The representations and warranties set forth in Paragraph 6 hereof shall be true and correct on and as of the date hereof and the date each consignment is requested and is to occur.
     (ii) The Company shall have executed and delivered to the Consignor, or shall have caused to be executed and delivered to the Consignor in form and substance acceptable to the Consignor, upon the execution of this Agreement, all agreements required by the Consignor for the purpose of securing payment and performance of Company's obligations under this Agreement, together with any other documents required by the terms hereof or thereof, including, without limitation, the Security Agreement and the Collateral Assignment; and all insurance required by the terms hereof and by the Security Agreement, all of which shall at all times remain in full force and effect. (iii) The Consignor shall have received the favorable written opinion of counsel for the Company, dated the date hereof, satisfactory to the Consignor and its counsel in scope and substance, stating, among other things, that this Agreement and all agreements delivered in connection herewith have been duly authorized, executed and delivered by the Company and constitute the valid, binding and enforceable obligations of the parties thereto; and such other supporting documents and certificates as the Consignor or its special counsel may reasonably request.

(iv) There shall have been no material adverse change in the Company's financial condition or its financial or business prospects from those represented in any financial statement or other information submitted to the Consignor or upon which the Consignor has relied.
(v) The Company shall have supplied the Consignor with a certificate from an insurance company reasonably satisfactory to the Consignor with respect to the assets of the Company, and a true and complete copy of all insurance policies satisfactory to the Consignor in all respects and which shall include FPM, as agent for the Consignor and the Other Consignors, as an additional insured and loss payee, as its interests may appear.
(vi) All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for the Consignor.

(vii) No Event of Default as specified in Paragraph 8.1 hereof, nor any event which upon notice or lapse of time or both would constitute such an Event of Default, shall have occurred and be continuing
4.2.                                Company's Confirmation.

         The Company's request to the Consignor for the delivery of Precious Metal under the Consignment Facility shall be deemed to be a representation and warranty to the Consignor that the respective conditions specified in Paragraph
4.1 for such consignment have been satisfied.


5.       SECURITY

         The repayment of the Obligations shall be secured by, and entitled to the benefits of, the Security Agreement and the Collateral Assignment.


6. REPRESENTATIONS AND WARRANTIES

         As a material inducement to the Consignor to deliver Consigned Precious Metal to the Company, the Company hereby represents and warrants to the Consignor (which representations and warranties shall survive the execution of this Agreement and the delivery of Consigned Precious Metal) that: 6.1. Corporate Authority. The Company (i) is duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has the requisite corporate power and authority to own its properties and to carry on business as now being conducted, and holds all material permits, authorizations and licenses, without material restrictions or limitations, which are necessary for such ownership or business activity, and (iii) is qualified to do business in every jurisdiction where such qualification is necessary, and has the requisite corporate power to execute, deliver and perform this Agreement, the Security Agreement, the Collateral Assignment, and any security document or documents securing the obligations of the Company under this Agreement. The Company has no reason to believe that any such material permits, authorizations or licenses will be revoked, canceled, rescinded, modified or lost. 6.2. No Conflict. The execution, delivery and performance by the Company of the terms and provisions of this Agreement, the Security Agreement, the Collateral Assignment, and any other such security document(s) have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the articles of incorporation or the by-laws of the Company or any indenture, agreement or other instrument to which it is party, or by which it is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or, except as may be provided by this Agreement, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Company pursuant to, any such indenture, agreement or other instrument.

6.3. Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of the Company threatened, against or affecting the Company which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of the Company.
6.4. Other Agreements. The Company is not a party to any agreement or instrument or subject to any charter or other corporate restriction adversely affecting its business, properties or assets, operations or conditions, financial or otherwise.
6.5. Default. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party which could have a materially adverse effect upon the Company's business, operations, properties, assets, or condition, financial or otherwise.
6.6. Financing Statements. No financing statement or agreement is on file in any public office pertaining to or affecting the Consigned Precious Metal or any Inventory of the Company, now owned or hereafter acquired containing Consigned Precious Metal.
6.7. Representations. No statement of fact made by or on behalf of the Company in this Agreement or in any certificate or schedule furnished to the Consignor pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein or herein not misleading. There is no fact presently known to the Company which has not been disclosed to the Consignor which materially affects adversely, nor as far as the Company can reasonably foresee, will materially affect adversely the property, business, operations or condition (financial or otherwise) of the Company.

6.8. Binding Obligations. This Agreement, the Security Agreement, the Collateral Assignment, all other agreements securing this Agreement have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other similar laws of general application affecting the rights of creditors generally. 6.9. No Event of Default. No Event of Default as defined in Paragraph 8.1 hereof, and no event which, with the passage of time or the giving of notice, or both, would become such an Event of Default, has occurred and is continuing.

6.10. Financial Statements. The Company has furnished the Financial Statements to the Consignor. The Financial Statements have been prepared in accordance with GAAP on a basis consistent with that of preceding periods and are complete and correct in all material respects and fairly present the financial condition of the Company as at said dates, and the results of its operations for the year or other period ended on said dates. Since the date(s) of the above described balance sheets, there has been no material adverse change in the financial condition of the Company. 6.11. Credit Agreement. The Company reaffirms and restates and incorporates herein by reference, as of the date hereof, all of the representations and warranties made by Company in the Credit Agreement, except to the extent altered by actions permitted pursuant to the terms thereof or expressly contemplated pursuant to the terms hereof or to the extent the Consignor has been advised in writing of any inaccuracy with respect to such representations or warranties and has waived the same in writing. 6.12. Solvency.
(a) The fair salable value of the assets of the Company exceeds as of the date hereof and will, immediately following each consignment and delivery of Consigned Precious Metal and after giving effect to the application of the proceeds of the Consignment Facility, exceed the amount that will be required to be paid on or in respect of its existing debts and other liabilities (including contingent liabilities) as they mature. (b) The assets of the Company do not as of the date hereof and will not, immediately following each consignment and delivery of Consigned Precious Metal, and after giving effect to the application of the proceeds thereof, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. (c) The Company does not intend to, or believe that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by the Company and the timing of and amounts of cash to be payable on or in respect of indebtedness of the Company.


7. AFFIRMATIVE AND NEGATIVE COVENANTS

         The Company covenants and agrees that, from the date hereof and until payment and performance in full of all Obligations, the Company shall:

7.1. Credit Agreement. Observe, maintain and perform all of the covenants and agreements set forth in the Credit Agreement, all of which are fully incorporated herein, are hereby fully restated, shall be fulfilled by the Company and shall remain in full force and effect. Such terms will apply herein, as the same may be amended/extended/renewed in the Credit Agreement, provided that if the Company is no longer a party to the Credit Agreement while this Agreement remains in effect, the terms in effect at the time that the Credit Agreement terminated, or the Company ceased to be a party, shall continue to apply for purposes of this Agreement.
7.2. Litigation. Give prompt written notice to the Consignor of any proceedings instituted against it by or in any Federal or state court or before any commission or other regulatory body, Federal, state or local, which, if adversely determined, would have a materially adverse effect upon its business, operations, properties, assets, or condition, financial or otherwise.

7.3. Financial Condition. Furnish to the Consignor promptly, from time to time, such information regarding its operations, assets, business affairs and financial condition, as the Consignor may reasonably request and promptly advise the Consignor of any material adverse change in its condition, financial or otherwise. 7.4. Audits. Permit agents or representatives of FPM, for the benefit of the Consignor and the Other Consignors, to inspect, at reasonable hours, the Consigned Precious Metal and the Company's books and records and to make abstracts or reproductions of such books and records and permit FPM's audit staff, for the benefit of the Consignor and the Other Consignors, to conduct not less than one annual audit and field exam of the Consigned Precious Metal, all such audits and exams to be at the sole cost and expense of the Company. 7.5. Liens. Not create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on (a) any of the Consigned Precious Metal or any of the Other Consignors' Precious Metal, or (b) any products or property now or hereafter owned which does or will include Consigned Precious Metal or any of the Other Consignors' Precious Metal. 7.6. Disposition of Property. Not, without the Consignor's prior written consent, sell, lease, transfer or otherwise dispose of the Consigned Precious Metal or the Other Consignors' Precious Metal, except for: (a) sales of inventory and other assets in the ordinary course of the Company's business; and (b) the consignment of the Consigned Precious Metal and Other Consignors' Precious Metal to the Dentsply
                           Subsidiaries pursuant to the Subsidiary Consignment Agreement, provided that the terms of the Subsidiary Consignment Agreement must be acceptable to FPM in all respects and in its sole discretion, and provided further that the value (as determined in accordance with Paragraph 2.2 hereof) of Precious Metal on consignment at any time to Ceramco, Inc. shall not exceed Two Million Dollars ($2,000,000) and the value (as determined in accordance with Paragraph 2.2 hereof) of Precious Metal on consignment at any time to Elephant Dental B.V. shall not exceed Five Million Dollars ($5,000,000).
7.7. Corporate Status. Not change its name or place of incorporation unless it has provided the Consignor with thirty (30) days' prior written notice thereof.
7.8. Consigned Precious Metal. Not grant any security interest or ownership rights to any customer or creditor (including any credit institutions) of the Company with respect to any of the Consigned Precious Metal or any of the Other Consignors' Precious Metal while at the Company's Premises or at other Approved Locations regardless of whether or not such customers have prepaid orders for the Consigned Precious Metal or the Other Consignors' Precious Metal or any products or property which does or will include the Consigned Precious Metal or the Other Consignors' Precious Metal and regardless of whether such creditors (including credit institutions) have prior or ongoing security arrangements with the Company, in which case the Company shall ensure that neither the Consigned Precious Metals nor any of the Other Consignors Precious Metal shall be subject to such prior security arrangements. 7.9. Consignments. Not obtain Precious Metal on consignment or credit from any supplier, lender, consignor or financial institution other than the Consignor and the Other Consignors unless such supplier, lender, consignor or financial institution shall first (a) have entered into a Consignment Agreement with the Company in a form acceptable to FPM; and (b) become a party to the Intercreditor and Collateral Sharing Agreement with Consignor and the Other Consignors, which Intercreditor and Collateral Sharing Agreement shall be satisfactory to FPM in all respects in its sole discretion and which shall at all times remain in full force and effect.
7.10. Location of Precious Metal. At all times, all of the Consigned Precious Metal and all of the Other Consignors' Precious Metal shall be located at an Approved Location, or shall be in transit to, or from, an Approved Location.
7.11. Other Consignment Agreements. Not amend any provision of any of the Other Consignment Agreements except in accordance with the provisions of the Intercreditor and Collateral Sharing Agreement. 7.12. Financial Statements. Unless otherwise explicitly waived by the Consignor in writing, furnish to the
Consignor: (a) within one hundred twenty (120) days after the end of each Fiscal Year, an audited balance sheet as of the end of such Fiscal Year, and an audited statement of earnings for the Fiscal Year, certified by certified public accountants selected by the Company and acceptable to the Consignor; (b) within sixty (60) days after the end of each calendar quarter, a balance sheet as of the end of such period, and a statement of earnings for the Fiscal Year through the end of such period, prepared either by the Company and certified by a financial officer of the Company or prepared on not less than a compilation basis by independent certified public accountants selected by the Company and acceptable to the Consignor; (c) within thirty (30) days of the end of each calendar month, a Metals Report; and (d) promptly, from time to time such other information regarding its operations, assets, business, affairs and financial condition, including without limitation, an accounts payable reports and agings of the Company, as the Consignor may reasonably request.

7.13. Environmental Matters. With respect to environmental matters: (a) comply strictly and in all respects with the requirements of all federal, state, and local environmental laws; (b) immediately contain and remove any hazardous or toxic material found on the Premises in violation of applicable law, which work must be done in compliance with applicable laws and at the Company's expense; and (c) indemnify, defend, and hold the Consignor harmless from and against any claim, cost, damage (including, without limitation, consequential damages), expense (including, without limitation, attorneys' fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against the Company, the Consignor, or the Premises. The provisions of this subparagraph (c) shall continue in effect and shall survive (among other events) any termination of this Agreement, foreclosure, a deed in lieu of foreclosure transaction, payment and satisfaction of the obligations evidenced hereby or incurred pursuant hereto, and release of any collateral.

7.14. Insurance. Keep its insurable properties adequately insured at all times, by financially sound and reputable insurers, to such extent and against such risks, including fire and other risks insured against by extended coverage, and maintain liability and such other insurance as is customarily maintained by company engaged in similar businesses.
7.15. Notices Relating to Credit Agreement. Forward to the Consignor copies of all amendments to the Credit Agreement and all notices of default issued in connection with the Credit Agreement (or under any other loan or credit agreement which replaces the Credit Agreement upon its termination) immediately upon receipt thereof.


8. EVENTS OF DEFAULT AND ACCELERATION

8.1. Events of Default In each case of the occurrence of any one or more of the following events (each of which is herein called an "Event of Default"): (a) default in the payment or performance of any of the Company's Obligations or agreements hereunder or under the Other Consignment Agreements; or

(b) any representation or warranty made herein or in any certificate, statement or agreement furnished in connection with this Agreement shall prove to be false or misleading in any material respect; or
(c) default in the payment or performance of any obligation or indebtedness of the Company to the Consignor or any affiliate of the Consignor, whether now or hereafter existing and howsoever arising, incurred or evidenced; or
(d) default in the payment or performance of any obligation or indebtedness of the Company to the Lenders or any affiliate of the Lenders under the Credit Agreement, or under any other loan or credit agreement which replaces the Credit Agreement upon its termination, whether now or hereafter existing and howsoever arising, incurred or evidenced; or
(e) default in the payment or performance of any obligation or indebtedness of any of the Dentsply Subsidiaries to the Company under the Subsidiary Consignment Agreement or under any other consignment agreement pursuant to which Precious Metal is consigned to any of the Dentsply Subsidiaries, whether now or hereafter existing and howsoever arising, incurred or evidenced; or
     (f) the Company or any of the Dentsply Subsidiaries shall (i) make a general assignment for the benefit of creditors, or (ii) file or suffer the filing of any voluntary or involuntary petition under any chapter of the Bankruptcy Act by or against the Company or under the Insolvency Ordinance (Insolvenzordnung) by or against Degussa Dental GmbH, or (iii) apply for or permit the appointment of a receiver, trustee or custodian of any of its property or business; or (iv) become insolvent to suffer the entry of an order for relief under Title 11 of the United States Code; or (v) make an admission of its general inability to pay its debts as they become due; or

(g) the occurrence of any material loss, theft or destruction of or damage to any of the Consigned Precious Metal or to any of the Other Consignors' Precious Metal; or

(h) the occurrence of any attachment on any of the Consigned Precious Metal or on any of the Other Consignors' Precious Metal; or

(i) default with respect to any evidence of indebtedness of the Company or any of the Dentsply Subsidiaries (other than to the Consignor, the Other Consignors and the Lenders), if the effect of such default is to
                           (x) accelerate the maturity of such indebtedness or permit the holder thereof to cause such indebtedness to become due prior to the stated maturity thereof, and (y) cause a material adverse effect upon the business operations, properties, assets, or condition, financial or otherwise, of the Company or any of the Dentsply Subsidiaries, or
(j) any indebtedness of Company or any Dentsply Subsidiary (other than to the Consignor, the Other Consignors and the Lenders) is not paid, when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise and such failure has a material adverse effect upon the business, operations, properties, assets, or condition, financial or otherwise, of the Company or any of the Dentsply Subsidiaries; or

(k) the occurrence of any event of default under (x) any agreement now or at any time hereafter securing or guaranteeing performance of this Agreement, including, without limitation, the Security Agreement and the Collateral Assignment, or (y) any agreement now or at any time hereafter securing or guaranteeing performance of any of the Other Consignment Agreements; or

(l) any direct or indirect change in the majority ownership or control of the Company or any of the Dentsply Subsidiaries; or
(m) the occurrence of any material loss, theft or destruction of or damage to any of the property of the Company or any of the Dentsply Subsidiaries which, in the Consignor's sole reasonable determination, is not adequately insured;

then in any such event, at the Consignor's option, (A) the obligations of the Consignor hereunder shall terminate, (B) the Company shall promptly return to the Consignor all Precious Metal theretofore consigned to but not purchased and paid for by the Company, and (C) all the Company's obligations to the Consignor (including, without limitation, the Consignment Facility) shall become and be immediately due and payable without presentment, demand or notice, all of which are hereby expressly waived, notwithstanding any credit or time allowed to the Company or any instrument evidencing any of the Company's obligations to the Consignor. The Consignor shall in addition have all of the rights and remedies of a secured party under the Uniform Commercial Code with respect to any collateral now or hereafter securing the Company's obligations hereunder. The Company shall, at the Consignor's request, immediately assemble all such collateral and the Consigned Precious Metal, and the Consignor may go upon the Premises to take immediate possession thereof. The Company shall pay all reasonable legal expenses and attorneys' fees incurred by the Consignor in enforcing the Consignor's rights, powers and remedies under this Agreement.

8.2. Waiver No failure or delay on the Consignor's part to exercise or to enforce any of the Consignor's rights hereunder or under any other instruments or agreement evidencing any of the Company's obligations to the Consignor or to require strict compliance with the terms hereof or thereof in any one or more instances and no course of conduct on the Consignor's part shall constitute or be deemed to constitute a waiver or relinquishment of any such rights hereunder unless it shall have signed a waiver thereof in writing and no such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs after the date of such waiver or as to any continuance of a breach after such waiver. The Consignor's rights hereunder shall continue unimpaired notwithstanding any extension of time, compromise or other indulgence granted by the Consignor to the Company with respect to any of the Company's obligations to the Consignor or any instrument given the Consignor in connection therewith, and the Company hereby waives notice of any such extension, compromise or other indulgence and consents to be bound thereby as if it had expressly agreed thereto in advance.


9. NO ASSIGNMENT

         The rights of the Company under this Agreement may not be assigned to any third party without the prior written consent of the Consignor. All covenants and agreements of the Company contained herein shall bind the Company and its successors and assigns, and shall inure to the benefit of the Consignor, its successors and assigns.


10.      EXPENSES

         The Company shall pay on demand all expenses of the Consignor in connection with the preparation, administration, default, collection, wavier or amendment of consignment terms, or in connection with the Consignor's exercise, preservation or enforcement of any of its rights, remedies or options hereunder or under the Security Agreement or the Collateral Assignment, including, without limitation, fees of outside legal counsel, including German counsel, or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other costs relating to any appraisals or examinations conducted in connection with the Consignment or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to unpaid purchase price hereunder (including any default rate) and be an obligation secured by such collateral.


11. GOVERNING LAW; MISCELLANEOUS

11.1. Governing Law. This Agreement shall be governed by and shall be construed under the laws of the State of New York (excluding the laws applicable to conflicts or choice of law) unless otherwise specifically provided. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.2. JURISDICTION. THE COMPANY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER CONSIGNMENT DOCUMENTS MAY BE BROUGHT BY THE CONSIGNOR IN ITS DISCRETION IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN OR IN THE COURTS OF MUNICH, GERMANY AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON COMPANY BY MAIL AT THE ADDRESS SET FORTH IN THIS AGREEMENT, IT BEING UNDERSTOOD THAT THE COMPANY MAY ONLY BE ENTITLED TO BRING SUIT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN. THE COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM. THE COMPANY AND THE CONSIGNOR MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CONSIGNMENT DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN ) OR ACTIONS OF ANY PART, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE CONSIGNOR RELATING TO THE ADMINISTRATION OF THE CONSIGNMENT FACILITY OR ENFORCEMENT OF THE CONSIGNMENT DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE CONSIGNOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE CONSIGNOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS AGREEMENT AND EXTENDS THE CONSIGNMENT FACILITY.

11.3. Survival of Covenants. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the consigning of Precious Metal by the Consignor to the Company, the execution and delivery to the Consignor of this Agreement, and shall continue in full force and effect so long as any indebtedness or obligation of the Company to the Consignor is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assign of such party; and all covenants, promises and agreements contained in this Agreement by or on behalf of the Company shall inure to the benefit of the successors and assigns of the Consignor. 11.4. Late Fee. If the entire amount of a required payment is not paid in full within ten (10) business days after the same is due, the Company shall pay to the Consignor a late fee equal to five percent (5%) of the required payment.
11.5. Default Interest Rate. The Company hereby agrees to pay upon demand, to the extent permitted by law, late charges on any sum or amount not paid when due hereunder at a rate per annum equal to the Prime Rate plus four percent (4%), from the date of delinquency until payment in full. Interest shall be calculated on the basis of a 360-day year counting the actual number of days elapsed. Each change in the Prime Rate charged being effective upon each date the Prime Rate changes.
11.6. Increased Costs. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Consignor by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject the Consignor to any tax (except for taxes on income or profits), levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to the making of Fixed Rate Consignments, or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to the Consignor of the principal of or the interest on Fixed Rate Consignments or any other amounts payable to the Consignor under this Agreement for Fixed Rate Consignments, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an officer of the Consignor, or

(d) impose on the Consignor any other conditions or requirements with respect to Fixed Rate Consignments or any class of loans or commitments of which any of Fixed Rate Consignments form a part;

and the result of any of the foregoing is

(e) to increase the cost to the Consignor of making, funding, issuing, renewing, extending or maintaining any of the Fixed Rate Consignments, or

(f) to reduce the amount of principal, interest or other amount payable to the Consignor hereunder on account of any of the Fixed Rate Consignments, or

(g) to require the Consignor to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Consignor from the Company hereunder, then, and in each such case, the Company will, upon demand by the Consignor, at any time and from time to time and as often as the occasion therefor may arise, pay to the Consignor such additional amounts as will be sufficient to compensate the Consignor for such additional cost, reduction, payment or foregone interest or other sum.

11.7. Capital Adequacy. If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by the Consignor or any corporation controlling the Consignor and the Consignor reasonably determines that the amount of capital required to be maintained by it is increased by or based upon the existence of Fixed Rate Consignments made or deemed to be made pursuant hereto, then the Consignor may notify the Company of such fact, and the Company shall pay to the Consignor from time to time upon demand, as an additional fee payable hereunder, such amount as the Consignor shall determine and certify in a notice to the Company to be an amount that will adequately compensate the Consignor in light of these circumstances for its increased costs of maintaining such capital. The Consignor shall allocate such cost increases among its customers in good faith and on equitable basis.

11.8. Certificate of Increased Costs and Capital Adequacy. A certificate setting forth any additional amounts payable pursuant to Paragraphs 11.6 and 11.7 and a brief explanation of such amounts which are due, submitted by the Consignor to the Company, shall be prima facie evidence that such amounts are due and owing.
11.9. Assignments. The Consignor shall have the unrestricted right at any time or from time to time, with the Company's consent (such consent shall only be required provided that no Event of Default has occurred and is then continuing), which shall not be unreasonably withheld, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and Company agrees that it shall execute, or cause to be executed, such documents, including without limitations, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Consignor shall deem necessary to effect the foregoing. In addition, at the request of the Consignor and any such Assignee, Company shall enter into one or more new Consignment Agreements, as applicable, with any such Assignee and, if the Consignor has retained any of its rights and obligations hereunder following such assignment, to the Consignor, which new Consignment Agreement shall be issued in replacement of, but not in discharge of, the liability evidenced by the Consignment Agreement entered into by the Consignor prior to such assignment and shall reflect the amount of the respective commitments and consignment held by such Assignee and the Consignor after giving effect to such assignment. Each interest assigned hereunder shall be in an amount equal to at least Five Million Dollars ($5,000,000) of the total commitment of the Consignor. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Consignor in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Consignor, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Consignor hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Consignor pursuant to the assignment documentation between the Consignor and such Assignee, and the Consignor shall be released from its obligations hereunder and thereunder to a corresponding extent. The Consignor may furnish any information concerning the Company in its possession from time to time to prospective Assignee, provided that the Consignor shall require any such prospective Assignee to agree in writing to maintain the confidentiality of such information.
11.10. Participations. The Consignor shall have the unrestricted right at any time and from time to time, with the consent of Company (such consent shall only be required provided that no Event of Default has occurred and is then continuing), which shall not be unreasonably withheld, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Consignor's obligation to consign Precious Metal hereunder. Each participating interest granted hereunder shall be in an amount equal to at least Five Million Dollars ($5,000,000) of the total commitment of the Consignor. In the event of any such grant by the Consignor of a participating interest to a Participant, the Consignor shall remain responsible for the performance of its obligations hereunder and Company shall continue to deal solely and directly with the Consignor in connection with the Consignor's rights and obligations hereunder. The Consignor may furnish any information concerning the Company in its possession from time to time to prospective Participants, provided that the Consignor shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

11.11. Maximum Interest. All agreements between the Company and the Consignor are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Consignor for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Company and the Consignor in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the consignment documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Consignor should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Company and the Consignor.
11.12. Payments.
(a) All payments (other than payments in the form of Precious Metal) shall be made by the Company at the office of the Consignor herein set forth or such other place as the Consignor may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. (b) All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Consignor (excluding purchase price for Consigned Precious Metal and consignment fees), then to accrued consignment fees and interest and the balance on account of outstanding purchase prices for Consigned Precious Metal; provided, however, that after the occurrence of an Event of Default, payments will be applied to the obligations of the Company to the Consignor as the Consignor determines in its sole discretion.
(c) If this Agreement or any payment hereunder becomes due on a day which is not a Business Day, the due date of this Agreement or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment. 11.13. Loss of Agreement. Upon receipt of an affidavit of an officer of the Consignor as to the loss, theft, destruction or mutilation of any security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, the Company will issue, in lieu thereof, a replacement security document of like tenor.
11.14. Pledge to Federal Reserve. The Consignor may at any time pledge all or any portion of its rights under the consignment documents to any of the twelve
(12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C Section 341. No such pledge or enforcement thereof shall release the Consignor from its obligations under any of the consignment documents. 11.15. Notices. All notices and other communications hereunder shall be in writing, except as otherwise provided in this Agreement; and shall be sent by any one of the following: certified mail, return receipt requested; overnight courier; confirmed telecopier; or by hand and shall addressed (i) if to the Company, to it at the Company's Address, and (ii) if to the Consignor, to it at the Consignor's Address. Notices shall be deemed effective three (3) days after deposit in the mail, if sent by certified mail; the next Business Day, if sent by overnight courier; upon confirmation, if sent by confirmed telecopier; and upon delivery, if sent by hand. The address of any party hereto for such demands, notices and other communications may be changed by giving notice in writing at any time to the other party hereto.

11.16. Waivers in Writing. No modification or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand on, the Company, in any case, shall entitle the Company to any other or future notice or demand in the same, similar or other circumstances.

11.17. Delay in Enforcement. Neither any failure or any delay on the part of the Consignor in exercising any right, power or privilege hereunder or under any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any right, power or privilege. 11.18. Severability. In the event any part of this Agreement is found to be unenforceable in any jurisdiction, the remaining provisions of this Agreement shall be binding with the same effect as though the unenforceable part were deleted; provided, however, such provision shall continue to be enforceable in all other jurisdictions; and provided, further, however, that if a court finds such provision to be unenforceable, such court shall be entitled to modify such provision in order to make the same enforceable.
11.19. Final Agreement. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements sand understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by the Company and Consignor.

                       *The next page is a signature page*

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WITNESS:                                    DENTSPLY INTERNATIONAL INC.


____________________________________       By:_________________________________
                                                           Title:

                             ABN AMRO Bank N.V., Australian Branch


                      By:_________________________________
                                     Title:


                      By:_________________________________
                                     Title:

                                  EXHIBIT INDEX


Exhibit A                                   Authorized Representatives Letter

Exhibit B                                   Change in Consignment Limit

Exhibit C                                   Approved Locations

3


                                    EXHIBIT A

                      (TO BE TYPED ON COMPANY'S LETTERHEAD)


                                               , 2005


To:      ______________________


Dear Sir or Madam:

         In accordance with that certain Consignment Agreement dated the date hereof (the "Consignment Agreement") by and between the undersigned and ABN AMRO Bank N.V., Australian Branch (the "Consignor"), the undersigned hereby designates the following persons as Authorized Representatives who are authorized by and on behalf of the undersigned: (a) to transact consignment and purchase and sale transactions with the Consignor under the Consignment Facility; (b) to request that a consignment under the Consignment Facility be continued as such; and (c) to generally to bind the undersigned in any and all transactions by and between Consignor and the undersigned under the Consignment
Facility:

                  Name                              Title

                  Delana J. Fuller                   Treasury Analyst I
                  Jeremy D. Lynch           Treasury Analyst II
                  Trudi A. Nardo                     Treasury Analyst II
                  Volker Wagner                      European Treasury Manager
                  Andrew M. Smith           Treasury and Risk Manager
                  William E. Reardon                 Treasurer

The Consignor is hereby authorized to rely on this authorization until Consignor receives further written notice canceling or amending the foregoing. All capitalized terms used herein without definition shall have the meanings assigned by the Consignment Agreement.

                                                    Very truly yours, DENTSPLY
                                                    INTERNATIONAL INC.


                                        By:_____________________________________
                                           Title:

                                    EXHIBIT B

                                                     ______________, 200_


DENTSPLY INTERNATIONAL INC.
570 West College Avenue
York, Pennsylvania 17405

Ladies and Gentlemen:

         Upon your acceptance of the terms of this letter agreement as evidenced by your execution and delivery to ABN AMRO BANK N.V., AUSTRALIAN BRANCH ("Consignor") on or before ______________, 200_, of a copy of this letter, DENTSPLY INTERNATIONAL INC. (the "Company"), and the Consignor agree effective _________________, 200_, to amend the definition of the Consignment Limit contained in Paragraph 1.11 of that certain Consignment Agreement dated ____________________, 2005, as the same may have been heretofore amended (the "Consignment Agreement"), by and between Consignor and the Company to read as follows:

         "1.11. "Consignment Limit" means:

                  (a)      _____________ Dollars ($____________); or

                  (b) such limit as Consignor and the Company may agree upon from time to time as evidenced by an amendment in substantially the form of Exhibit B attached hereto and made a part hereof or in such other form as Consignor shall require; or

                  (c) such other limit as Consignor may approve in its sole discretion."

         Except as amended hereby, the Consignment Agreement and all agreements securing or guaranteeing the Consignment Agreement shall remain in full force and effect and are in all respect hereby ratified and affirmed.

                                Very truly yours,
                                          ABN AMRO Bank N.V., Australian Branch


                                           By:_______________________________
                                             Title:


                                            By:_______________________________
                                            Title:

Accepted and agreed as of the
____ day of ___________, 200_.

DENTSPLY INTERNATIONAL INC.


By:  ________________________________
Title:

cc:      David Vega, Senior Vice President
         Fleet Precious Metal Inc.
         111 Westminster Street
         Providence, RI 02903

P83109.1

                                      - 6 -
                                       -3-
P128774.1

                                    EXHIBIT C

                               APPROVED LOCATIONS

Degussa Dental GmbH
         Rodenbacher Chaussee 4
         D-63457 Hanau-Wolfgang
         Germany

Elephant Dental
         Verlengde Lageweg 10
         1628 PM Hoorn
         Netherlands

Ceramco, Inc. (f/k/a Degussa-Ney Dental)
         65 West Dudley Town Road
         Bloomfield, Connecticut   06002-1316
         USA

Coimpa Ltda.
         Av. Gen. Rodrigo
         Otavio.512, 69077-000
         Manaus-AM

Sankin Kogyo Ltd.
         Nasu Factory 1382-11
         Shimoishigami
         Ohtawara City, Tochigi   324-0036

Degussa Dental Austria GmbH
         Liesinger Flur-Gasse 2c
         1235 Vienna
         Austria

Ceramco Inc.
         Six Terri Lane
         Burlington, NJ   08016
         USA

Elephant Dental GmbH
         Dieselstrasse 89a
         D-63165 Muhlheim am Main

Elephant Dental GmbH
         Alstertor 15
         D-20095 Hamburg

Elephant Dental GmbH
         Philipp Haringstrasse 1
         D-86157 Augsburg